Exhibit 21.1

CIG Wireless Corp. and Subsidiaries

List of Subsidiaries

As of September 30, 2012

Subsidiary	Principal Location	State of Incorporation

CIG Wireless Corp.	Atlanta, Georgia	Nevada

CIG, LLC	Atlanta, Georgia	Delaware

CIG Properties, LLC	Atlanta, Georgia	Delaware

CIG Services, LLC	Atlanta, Georgia	Delaware

CIG Towers, LLC	Atlanta, Georgia	Delaware

CIG BTS Towers	Atlanta, Georgia	Delaware

CIG GA Holding, LLC	Atlanta, Georgia	Delaware

CIG DT Holding, LLC	Atlanta, Georgia	Delaware

CIG Comp Tower	Atlanta, Georgia	Delaware